Exhibit 20

NEWS

Contact:
Media:
Marcey Evans
1.313.594.4410
mevans13@ford.com

Investment Community:
Anne Bork
1.313.323.8221
abork@ford.com

Shareholder Inquiries:
1.800.555.5259 or
1.313.845.8540
stockinf@ford.com

Media Information Center
1.800.665.1515 or
1.313.621.0504
media@ford.com

Go to http://media.ford.com
for news releases and
high-resolution photographs.


IMMEDIATE RELEASE
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VALUATION OF STOCK OPTIONS GRANTED BY FORD

DEARBORN, Mich., May 23 - Ford Motor Company [NYSE: F] today reconfirmed the values of stock options granted in 2002 to the executive officers that were named in Ford's 2003 proxy statement. The values were derived using the Black-Scholes option pricing methodology.

The values for the stock options reported in the proxy statement included an adjustment for the risk of forfeiture of the stock options in the event of termination of employment or other factors. This forfeiture adjustment, calculated by Ford's outside compensation consultants, averaged 17.14 percent and is reflected in the values for the stock options reported in the proxy statement.

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